Exhibit 99.2

January 4, 2006

Board of Directors

Integral Systems, Inc.

Gentlemen:

This is an update on corporate governance matters arising since our last Board meeting.

On Friday, December 16, I spoke to Kerry Hall at Grant Thornton regarding the two versions of the restated press release distributed to shareholders earlier in the week. Version one, prepared by Integral, claimed the restatement was based on “new advice” from the Company’s accountants. Version two, approved by Grant Thornton, said it was based on errors discovered in the reported figures. Kerry said the source of the problem was inadvertent mischaracterization by Integral of the nature of outstanding options (ISOs vs NSOs); that Grant Thornton had not signed off on the numbers; and that Kerry was unaware that a press release was going out Monday (although he may have received a copy of the release). He also said that a detailed e-mail had been sent to Elaine over the preceding weekend outlining the problem, which he wasn’t sure she received (as he put it, “apparently she was having problems with her e-mail.”) Kerry described the final telephone conference call with Tom and Elaine regarding the press release as “tense.” However, he also allowed that better communication would have been helpful on both sides – sharing responsibility for the problem, which is more than I heard from the Integral team (principally Gary and Elaine).

This comes only a few weeks after I was informed in an e-mail that the management team at Integral believes that our former attorneys did not inform the Company of why they resigned. This makes two serious miscommunications with our most important professional advisors in the space of sixty days. Note the pattern: Integral (l) withholds information from Piper and then (2) can’t acknowledge that the firm principally resigned because of that fact. We then (3) make an error in providing facts to Grant Thornton, and/or in determining definitively if they’ve signed off on the audit, and then (4) can’t acknowledge that these failures are at least partially responsible for errors being published to shareholders.

I don’t know why there seems to be such a cultural reluctance to acknowledge error at the Company, since everyone makes mistakes. Possibly, however, it’s because the management team is concerned with the bizarre fate that may await them should such an admission incur the CEO’s displeasure. They might, for example, find that questionable e-mails about them had been circulated without their knowledge, as I learned in March in a conversation with Randy Culver. As Steve mentioned in our last Board Meeting (regrettably but unsurprisingly, without opportunity for discussion) I spoke to Randy on March 10th of this year and asked if he would be interested in a promotion should our current CEO carry out one of his now oft-repeated threats to resign. That call did not start out in that context however–I only innocently inquired if Randy would like to be considered as possible heir to Steve in connection with routine succession planning. To my surprise and dismay, Randy replied to this inquiry that he knew there were problems with the Board because of e-mail he had received from Steve.

As should be obvious, the Board cannot function if management is engaged in undisclosed, back-

channel communication which can chill response to questions and may also have been otherwise inappropriate in tone or content. I have requested several times that this e-mail be collected; this should have been done months ago. As to my conversation with Randy, were the situation to arise again (i.e. Steve’s inappropriate requests and ultimatums, witnessed and tacitly endorsed by Gary, Pete and Tom)— I would respond the same way.

In my October memo on corporate governance, I wrote that if the Board will not solve the problems, they should be made known to the public. In this connection, I am enclosing two unsigned and undated draft letters. The first is for release to the public in an 8-K, pursuant to the securities laws. I plan to make the second letter, regarding the Special Committee, available to shareholders on request. I’ve written these carefully but if something really bothers you, or you believe would incur liability, please let me know by the end of the week.

Let’s make this letter available to the public as well.

Sincerely,

Bonnie Wachtel